CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$5,796,100	$323.42

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated October 16, 2009
(To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated September 14, 2009)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-145845

Performance Securities

Linked to a strengthening Currency Basket versus the U.S. dollar

Strategic Alternatives to Direct Investing

Barclays Bank PLC $5,796,100 Securities Linked to a Currency Basket relative to the U.S. dollar due October 22, 2010

Investment Description

The Performance Securities (the “Securities”) are direct, unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of a basket of currencies relative to the U.S. dollar. The Securities provide potentially enhanced returns based on the depreciation of the U.S. dollar (“USD”) relative to a currency basket (the “Basket”). The Basket consists of the Australian dollar (“AUD”), the Brazilian real (“BRL”) and the Canadian dollar (“CAD”) (each a “Basket Currency” and collectively the Basket Currencies”). The Securities are not subject to a maximum gain and, accordingly, any return at maturity will be determined by the depreciation of the USD relative to the Basket. The Securities do not bear interest. Investing in the Securities involves significant risks. You may lose up to 100% of your principal investment. Any payment on the Securities is subject to the creditworthiness of the Issuer.

Features

❑

Tactical Investment Opportunity: If you believe the USD will depreciate relative to the Basket, the Securities provide an opportunity for positive returns linked to the depreciation of the USD with 255% participation at maturity. If the USD appreciates relative to the Basket, the Securities provide 1-for-1 downside exposure to the appreciation at maturity.

❑	Diversification Opportunity: The Securities provide an opportunity to diversify your portfolio through exposure to foreign currencies.

Key Dates

Trade Date:	October 16, 2009
Settlement Date:	October 21, 2009
Final Valuation Date[1]:	October 19, 2010
Maturity Date[1]:	October 22, 2010
CUSIP:	06740H765
ISIN:	US06740H7659

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

This pricing supplement relates to the Securities linked to the Currency Basket relative to the U.S. dollar. Because the Securities are not principal protected, even if held to maturity, investors may lose their entire investment in the Securities if the Basket Return is negative. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the depreciation of the USD relative to the Basket. The Securities are offered at a minimum investment of $1,000.

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated September  14, 2009 and this pricing supplement. See “Key Risks” on page PS-5 of this pricing supplement and “Risk Factors” beginning on page S-5 of prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.125	$9.875
Total	$5,796,100	$72,451.25	$5,723,648.75

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://idea.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Securities linked to a Currency Basket relative to the U.S. dollar that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the Australian dollar, the Canadian dollar and the Brazilian real relative to the U.S. dollar.

♦	You believe that the U.S. dollar will depreciate relative to the Basket Currencies.

♦	You are willing to invest in securities that offer no principal protection, and are willing to risk losing up to 100% of your investment.

♦	You do not seek current income from this investment.

♦	You are willing to hold the Securities to maturity and are not seeking an investment for which there will be an active secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

The Securities may not be suitable for you if:

♦	You do not seek an investment with exposure to the Australian dollar, the Canadian dollar and the Brazilian real relative to the U.S. dollar.

♦	You believe that the U.S. dollar will appreciate relative to the Basket Currencies.

♦	You are unable or unwilling to hold the Securities to maturity.

♦	You seek an investment that offers principal protection.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You seek current income from your investments.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page PS-8 and more detailed “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms1

Issuer:	Barclays Bank PLC (Rated: AA-/Aa3)[2]
Issue Price:	$10 per Security
Term:	1 year and 1 day
Basket:[3]	The Australian dollar (AUD), the Brazilian real (BRL) and the Canadian dollar (CAD) (each a “Basket Currency” and collectively the “Basket Currencies”).
Basket Currency Weighting	For each Basket Currency as set forth below: AUDUSD Spot Rate: 33.33% USDBRL Spot Rate: 33.33% USDCAD Spot Rate: 33.34%
Participation Rate:	255%
Payment at Maturity (per $10):

If the Basket Return is positive, you will receive a cash payment, for each Security, equal to:

$10 + ($10 x Participation Rate x Basket Return)

If the Basket Return is zero or negative, you will lose 1% (or faction thereof) of the principal amount of your Securities for every 1% (or a fraction thereof) that the Basket Return is below zero. Accordingly, you will receive a cash payment for each Security, equal to:

$10 + ($10 x Basket Return)

Accordingly, you may lose up to 100% of your principal.

Protection Percentage:	None
Basket Return:	A percentage equal to: Basket Ending Level - Basket Starting Level Basket Starting Level
Basket Starting Level	Set to 100 on the Trade Date.
Basket Ending Level:	The closing level of the Basket on the Final Valuation Date, equal to 100 x (1 + the sum of the Weighted Currency Returns).
Weighted Currency Return:	For each Basket Currency: Currency Return x Basket Currency Weighting.
Currency Return for AUDUSD:	Final Spot Rate - Initial Spot Rate Final Spot Rate
Currency Return for USDBRL and USDCAD:	For each of USDBRL and USDCAD, Initial Spot Rate - Final Spot Rate Initial Spot Rate
Initial Spot Rate:	For each Basket Currency, the Spot Rate for that Basket Currency determined by the Calculation Agent on the Trade Date, as set forth below: AUDUSD: 0.91510 USDBRL: 1.71390 USDCAD: 1.04020
Final Spot Rate:	For each Basket Currency, the Spot Rate for that Basket Currency determined by the Calculation Agent on the Final Valuation Date.
Spot Rate:

•   Where the currency exchange rate is “AUDUSD”, the U.S. Dollar per Australian dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date.

•   Where the currency exchange rate is “USDBRL”, the Brazilian real per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “BRL” under the caption “MID” at approximately 4 p.m., London time, on the relevant date.

•   Where the currency exchange rate is “USDCAD”, the Canadian dollar per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “CAD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date.

Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]

The Securities are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Securities, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Securities will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

[3]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

How will your Payment at Maturity be calculated?

Your Payment at Maturity will depend on the Basket Ending Level relative to the Basket Starting Level.

♦

If the Basket Ending Level is less than or equal to the Basket Starting Level of 100 (i.e., the Basket Return is zero or negative), you will lose 1% of principal for every 1% decline in the value of the Basket.

♦

If the Basket Ending Level is more than the Basket Starting Level of 100 (i.e., the Basket Return is positive), you will receive a return equal to the Basket Return multiplied by the Participation Rate of 255%.

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The AUD Currency Return is the difference between the AUDUSD Spot Rate on the Final Valuation Date (the “AUDUSD Final Spot Rate”) relative to the AUDUSD Initial Spot Rate, expressed as a percentage and calculated as follows:

AUD Currency Return =	AUDUSD Final Spot Rate – AUDUSD Initial Spot Rate
AUDUSD Final Spot Rate

An increase in the value of the Australian dollar relative to the U.S. dollar is expressed as an increase in the AUDUSD Spot Rate.

The BRL Currency Return is the difference between the USDBRL Initial Spot Rate relative to the USDBRL Spot Rate on the Final Valuation Date (the “USDBRL Final Spot Rate”), expressed as a percentage calculated as follows:

BRL Currency Return =	USDBRL Initial Spot Rate – USDBRL Final Spot Rate
USDBRL Initial Spot Rate

An increase in the value of the Brazilian real relative to the U.S. dollar is expressed as a decrease in the USDBRL Spot Rate.

The CAD Currency Return is the difference between the USDCAD Initial Spot Rate relative to the USDCAD Spot Rate on the Final Valuation Date (the “USDCAD Final Spot Rate”), expressed as a percentage calculated as follows:

CAD Currency Return =	USDCAD Initial Spot Rate – USDCAD Final Spot Rate
USDCAD Initial Spot Rate

An increase in the value of the Canadian dollar relative to the U.S. dollar is expressed as a decrease in the USDCAD Spot Rate.

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level will be calculated as follows:

100 x (1 + (33.33% x AUD Currency Return) + (33.33% x BRL Currency Return) + (33.34% x CAD Currency Return))

Step 3: Calculate the Basket Return.

The Basket Return will be calculated as follows:

Basket Ending Level – Basket Starting Level

Basket Starting Level

Step 4: Calculate the Payment at Maturity

■	If the Basket Return is positive, you will receive a cash payment, for each Security, equal to:

$10 + ($10 x Participation Rate x Basket Return)

■	If the Basket Return is zero or negative, your payment at maturity will be calculated as follows:

$10 + ($10 x Basket Return)

Scenario Analysis and Examples at Maturity

The following scenario analyses and examples for the payment at maturity of the Securities based on a Participation Rate of 255% and the return on the investment graph assumes a range of hypothetical Basket Returns from +100% to -100%.

Hypothetical Performance at Maturity

Participation Rate is 255%.

Hypothetical Basket Ending Level	Percentage Change from the Basket Starting Level	Payment at Maturity (stated as Percentage of Principal Amount)	Total Amount Payable at Maturity per Security	Total Rate of Return on Securities
0	-100%	0.00%	$0.00	-100.00%
10	-90%	10.00%	$1.00	-90.00%
20	-80%	20.00%	$2.00	-80.00%
30	-70%	30.00%	$3.00	-70.00%
40	-60%	40.00%	$4.00	-60.00%
50	-50%	50.00%	$5.00	-50.00%
60	-40%	60.00%	$6.00	-40.00%
70	-30%	70.00%	$7.00	-30.00%
80	-20%	80.00%	$8.00	-20.00%
90	-10%	90.00%	$9.00	-10.00%
100	0%	100.00%	$10.00	0.00%
105	5%	112.75%	$11.28	12.75%
110	10%	125.50%	$12.55	25.50%
120	20%	151.00%	$15.10	51.00%
130	30%	176.50%	$17.65	76.50%
140	40%	202.00%	$20.20	102.00%
150	50%	227.50%	$22.75	127.50%
160	60%	253.00%	$25.30	153.00%
170	70%	278.50%	$27.85	178.50%
180	80%	304.00%	$30.40	204.00%
190	90%	329.50%	$32.95	229.50%
200	100%	355.00%	$35.50	255.00%

Hypothetical Examples:

The following payment examples for the Securities show scenarios for the payment at maturity of the Securities, illustrating positive and negative Basket Returns. The following examples are, like the above, based on a Participation Rate of 255%, as well as Initial Spot Rates and hypothetical Final Spot Rates (the actual Final Spot Rates will be determined on the Final Valuation Date), for the Basket Currencies, and the Basket Ending Level and the Basket Return resulting therefrom. The hypothetical Final Spot Rate values of the Basket Currencies have been chosen arbitrarily for the purpose of illustration only and should not be taken as indicative of future performance of any Basket Currency.

Example 1—The level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is 10%, calculated as follows:

(110 – 100)/100 = 10%

Because the Basket Return is equal to 10%, which is positive, the payment at maturity is equal to $12.55, calculated as follows:

$10.00 + [$10.00 x (255% x 10%)] = $12.55

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return

AUDUSD	0.91510	1.03989	12.00%	33.33%	4.00%

USDBRL	1.71390	1.54251	10.00%	33.33%	3.33%

USDCAD	1.04020	0.95698	8.00%	33.34%	2.67%

			Sum of Weighted Currency Returns =		10.00%

	Basket Ending Level = 100 (1 + Sum of Weighted Currency Returns) =				110.00

Example 2—The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is -10%, calculated as follows:

(90 – 100)/100 = -10%

Because the Basket Return is equal to -10%, which is negative, payment at maturity is equal to $9.00 per $10.00 Security (a loss of $1 principal amount per $10 Security), calculated as follows:

$10.00 + ($10.00 x -10%) = $9.00

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return

AUDUSD	0.91510	0.83191	-10.00%	33.33%	-3.33%

USDBRL	1.71390	1.95385	-14.00%	33.33%	-4.67%

USDCAD	1.04020	1.10261	-6.00%	33.34%	-2.00%

		Sum of Weighted Currency Returns =			-10.00%

	Basket Ending Level = 100 (1 + Sum of Weighted Currency Returns) =				90.00

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Basket. If your Securities are so treated, you should generally recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss will generally be exchange gain or loss to the extent such gain or loss is attributable to changes in the value of the Basket. If you are an initial purchaser and hold your Securities until maturity, all such gain or loss you recognize with respect to your Securities will generally be exchange gain or loss. Gain or loss that is not attributable to changes in the value of the Basket should generally be capital gain or loss.

Exchange gain or loss will generally be treated as U.S. source ordinary income or loss. However, we believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Securities as capital gain or loss. More specifically a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Securities should be treated as a “similar financial instrument” for this purpose. This election must be made on the date you acquire the Securities, and you should consult your tax advisor about how this election might be made with respect to your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

You may make the election described above by clearly identifying your Securities as subject to such election in your books and records on the date you acquire your Securities. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Securities, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Securities were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Securities in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Securities are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B).” Your election may not be effective if you do not comply with the election and verification requirements.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “reportable transaction”). Under these regulations, a United States holder that recognizes a loss with respect to the Securities that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Securities.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect.

It is also possible that the Internal Revenue Service could seek to characterize your Securities under current law in a manner that results in tax consequences that are different from those described above. In December 2007, the Internal Revenue Service issued Revenue Ruling 2008-1, which concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit—i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity—should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros). We do not believe the Securities are economically equivalent to deposits in the currencies that make up the Basket, however, because (a) the Securities do not provide for accruals of interest, (b) the performance of the Securities is linked to a basket of currencies, rather than a single currency, and (c) the return on the Securities increases by $2.55 for each $1 increase in the value of the Basket (i.e., the Securities are “leveraged”). We therefore think the better view is that Revenue Ruling 2008-1 does not apply to the Securities. The intended ambit of this ruling is not clear, however, and the Internal Revenue Service could take the view that Revenue Ruling 2008-1 or the principles of Revenue Ruling 2008-1 should apply to your Securities. Under such a view, it is possible that your Securities could be treated as a debt instrument denominated in the currencies that make up the Basket or a series of debt instruments, each of which is denominated in a constituent currency of the Basket. If your Securities are so treated, it is possible that

(i) you could be required to accrue interest with respect to the Securities on a current basis even though you will not receive any payments from us until maturity and (ii) some or all of the gain or loss that you might recognize with respect to the Securities could be ordinary gain or loss.

Additionally, it is possible that the Internal Revenue Service could assert that your Securities should be treated as a non-forward executory contract over the Basket. In such case, the Internal Revenue Service could take the position that the election described above, which generally permits a taxpayer to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss, is not available to a holder of a non-forward executory contract. Accordingly, it is possible that any gain or loss you might recognize with respect to the Securities that is attributable to changes in the value of the Basket could be U.S. source ordinary income or loss even if you make the election described above.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the basket currencies. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

♦

No Principal Protection—You may lose some or all of your principal—The Securities combine features of equity and debt. The Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or any interest during the term of the Securities. Instead, we will pay you in cash at maturity an amount based on the performance of the Basket Currencies. If the Basket Return is negative, you may lose up to 100% of the principal amount of your Securities at maturity.

♦

Market risk—The return on the Securities at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar, and will depend on whether, and the extent to which, the Basket Currencies appreciate against the U.S. dollar. The Basket Return will be based on the performance of each of the Basket Currencies versus the U.S. dollar during the term of the Securities. The value of the Basket will be affected by movements in the value of the Basket Currencies against the U.S. dollar.

♦	No Interest Payments—As a holder of the Securities, you will not receive interest payments.

♦

Changes in the levels of the Basket Currencies may offset each other—The Securities are linked to a weighted Basket composed of the Basket Currencies. At a time when the level of one or more currencies in the Basket increases, the level of one or more currencies in the Basket may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the currencies in the Basket may be moderated, or offset, by lesser increases or declines in the level of one or more currencies in the Basket.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for each issue of the offered Securities described in this pricing supplement is based on the full principal amount of such Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.125 per security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Lack of Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Credit of Issuer—The Securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive amounts owed to you under the terms of the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes—The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Additionally, the discussion of federal income taxes set out on pages PS-7- PS-9 of this pricing supplement provides that it would be reasonable to take the position that gain from the sale or maturity of the Securities will be long-term capital gain if the Securities are held for more than one year and you make the election described above. However, there is a risk that the Internal Revenue Service might assert that (i) your Securities should be treated as a non-forward executory contract over the Basket and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section set out on pp. 7-9 of this pricing supplement and consult your tax advisor with any questions.

♦

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Basket Currencies.

♦

Owning the Securities is not the same as owning a foreign exchange contract on the Basket Currencies—The return on your Securities may not reflect the return you would realize if you actually purchased foreign exchange contracts on the Basket Currencies.

♦

The market value of the Securities may be influenced by many unpredictable factors—The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally, the AUDUSD Spot Rate, the USDBRL Spot Rate and the USDCAD Spot Rate, on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

♦	supply and demand for the Securities, including inventory positions held by Barclays Capital Inc. or any other market maker;

♦	Australian dollar, Brazilian real, Canadian dollar and U.S. dollar interest rates;

♦	the time remaining to the Final Valuation Date;

♦	volatility of the AUDUSD Spot Rate, the USDBRL Spot Rate and the USDCAD Spot Rate.

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Trading and other transactions by Barclays Bank PLC or its affiliates in the foreign exchange and currency derivative markets may impair the value of the Securities—We or one or more of our affiliates may hedge our foreign currency exposure from the Securities by entering into foreign exchange and currency derivative transactions, such as options and futures. Our trading and hedging activities may affect the AUDUSD Spot Rate, the USDBRL Spot Rate and the USDCAD Spot Rate and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines. We or our affiliates may also engage in trading instruments linked to the AUDUSD Spot Rate, the USDBRL Spot Rate and the USDCAD Spot Rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Barclays Bank PLC or its affiliates may also issue or underwrite other securities or financial derivative instruments with returns linked or related to changes in the AUDUSD Spot Rate, the USDBRL Spot Rate and the USDCAD Spot Rate. By introducing competing products into the marketplace in this manner, Barclays Bank PLC and its affiliates could adversely affect the market value of the Securities.

♦

There are potential conflicts of interest between you and the calculation agent—Barclays Bank PLC will serve as the calculation agent. The calculation agent will, among other things, decide the amount paid out to you on the Securities at maturity. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Currencies has occurred or is continuing on the Final Valuation Date. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦

The business activities of Barclays Bank PLC or its affiliates may create conflicts of interest—We and our affiliates expect to engage in trading activities related to the Australian dollar, Brazilian real and the Canadian dollar that are not for the account of holders of Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests of Barclays Bank PLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

♦

The AUDUSD Spot Rate, the USDBRL Spot Rate and the USDCAD Spot Rate will be influenced by unpredictable factors which interrelate in complex ways—The AUDUSD Spot Rate, the USDBRL Spot Rate and the USDCAD Spot Rate are a result of the supply of, and demand for, each currency. Changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, Australia, Brazil and Canada. These conditions include, for example, the overall growth and performance of the economies of the United States, Australia, Brazil and Canada, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, Australia, Brazil and Canada, market interventions by the Federal Reserve Board or the respective central banks of Australia, Brazil and Canada, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the United States, Australia, Brazil and Canada, the stability of the government of the United States and the governments of Australia, Brazil and Canada and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States, Australia, Brazil and Canada are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States, Australia, Brazil and Canada, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events.

♦

Certain relevant information relating to Australia, Brazil and Canada may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments—Prospective purchasers of the Securities should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies and must be prepared to make special efforts to obtain such information on a timely basis. It is not possible to predict the aggregate effect of all or any combination of these factors. Your Securities are likely to trade differently from the market price of the Basket Currencies, and changes in the market price of the Basket Currencies are not likely to result in comparable changes in the market value of your Securities.

♦

The liquidity, trading value and amounts payable under the Securities could be affected by the actions of sovereign governments of the United States, Australia, Brazil, Canada and the United States—Exchange rates of most economically developed nations, including the United States, are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including those of Australia, Brazil and Canada, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing a security linked to these currencies is that their liquidity, trading value and amounts payable could be affected by the actions of such sovereign governments, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of the issuance of a replacement currency or in the event of other developments affecting such currencies and the U.S. dollar or any other currency.

♦

Emerging markets risk—The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which we have no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. Fluctuations in spot exchange rates that have occurred in the past, are not necessarily indicative of fluctuations that can occur during the term of this investment. The volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment. Emerging market currencies include the Brazilian real.

♦

Legal and regulatory risks—Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket and, consequently, on the value of the Securities.

♦

Currency markets may be volatile—Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Securities could be affected by action of the governments of Australia, Brazil, Canada and the United States. These factors may affect the values of the component currencies reflected in the Basket and the value of your Securities in varying ways, and different factors may cause the values of the underlying currencies, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.

♦

The Securities are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

♦

Historical performance of the AUDUSD Spot Rate, the USDBRL Spot Rate and the USDCAD Spot Rate should not be taken as an indication of future performance of the Basket Currencies during the term of the Securities—It is impossible to predict whether any of the AUDUSD Spot Rate, the USDBRL Spot Rate or the USDCAD Spot Rate will rise or fall. The AUDUSD Spot Rate, the USDBRL Spot Rate or the USDCAD Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

♦

You must rely on your own evaluation of the merits of an investment linked to the Basket Currencies—In the ordinary course of business, Barclays, UBS Financial Services Inc. or one or more of their respective affiliates from time to time expresses views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from views of Barclays, UBS Financial Services Inc. or those of their respective affiliates. In connection with your purchase of the Securities, you should investigate the currency exchange markets and not rely on views which may be expressed by Barclays, UBS Financial Services Inc. or those of their respective affiliates in the ordinary course of business with respect to future currency exchange rate.

♦

The payment formula for the Securities will not take into account all developments in the Basket Currencies—Changes in the Basket Currencies during the term of the Securities before the Final Valuation Date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the Basket Starting Level on the Trade Date and the Basket Ending Level on the Final Valuation Date. No other levels will be taken into account. As a result, the Basket Return may be less than zero even if the Basket Currencies have moved favorably at certain times during the term of the Securities before moving to an unfavorable level relative to the Basket Starting Level on the Final Valuation Date.

♦

Even though the Australian dollar, Brazilian real, Canadian dollar and U.S. dollar are traded around-the-clock, if a secondary market develops, the Securities may trade only during regular trading hours in the United States—The spot market for the Australian dollar, Brazilian real, Canadian dollar and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Securities may not conform to the hours during which the Australian dollar, Brazilian real, Canadian dollar and U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for Australian dollar, Brazilian real, Canadian dollar and U.S. dollar remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Securities on such exchange.

♦

The calculation agent can postpone the determination of the Basket Ending Level and the Maturity Date, if a market disruption event occurs on the Final Valuation Date—If the calculation agent determines that a market disruption event has occurred or is continuing with respect to a Basket Currency on the Final Valuation Date, the Final Valuation Date for that Basket Currency will be postponed until the first scheduled trading day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth scheduled trading day, the calculation agent will make an estimate of the Final Spot Rate for such Basket Currency that would have prevailed on that fifth scheduled trading day in the absence of the market disruption event.

Hypothetical Historical Basket Ending Level

The following chart shows the hypothetical Basket Ending Level at the end of each month in the period from the month ending November 30, 1998 through October 16, 2009 using a Basket Ending Level indexed to 100 on October 16, 2009 based upon the Spot Rates determined on that day. On October 16, 2009, the AUDUSD Spot Rate was 0.91510, the USDBRL Spot Rate was 1.71390 and the USDCAD Spot Rate was 1.04020. The Basket Ending Level for any prior day was obtained by using the formula for the calculation of the Basket Ending Level described above. For purposes of the Securities and the determination of the Payment at Maturity, the Basket Starting Level will be indexed to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Basket Level on any given day.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Historical Performance of the Basket Currencies

The following charts set forth below the historical performance of the Spot Rates of AUDUSD, USDBRL and USDCAD from November 30, 1998 to October 16, 2009. On October 16, 2009, the AUDUSD Spot Rate was 0.91510, the USDBRL Spot Rate was 1.71390 and the USDCAD Spot Rate was 1.04020. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of AUDUSD, USDBRL and USDCAD should not be taken as an indication of future performance of AUDUSD, USDBRL and USDCAD.

AUDUSD Historical Performance

November 30, 1998 - October 16, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

USDBRL Historical Performance

November 30, 1998 - October 16, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

USDCAD Historical Performance

November 30, 1998 - October 16, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.